Exhibit 99.1  Press Release


NOVEMBER 17, 2000

PRESS RELEASE

From:                  Massachusetts Fincorp, Inc.
Contact:               Paul C. Green, President & CEO
Corporate Office:      70 Quincy Avenue
                       Quincy, Massachusetts 02169
Telephone:             (617) 825-5555


FOR IMMEDIATE RELEASE:

       MASSACHUSETTS FINCORP, INC. ANNOUNCES STOCK REPURCHASE PROGRAM
                       AND STRATEGIC PLAN ENHANCEMENTS

      Quincy, MA - November 17, 2000 -- Massachusetts Fincorp, Inc. (OTC
BB: MAFN), the holding company for Massachusetts Co-operative Bank announced its intention today to repurchase up to 5% of its outstanding shares, or up to 25,910 shares, in the open market over the next six months, commencing on or after November 21, 2000. The Company has previously purchased 4.7% of its stock, under a 5% repurchase plan announced on August 17. The shares will be purchased at prevailing market prices from time to time over a six-month period, depending upon market conditions. The shares being repurchased pursuant to this stock repurchase plan are in addition to the shares being purchased to fund the Company's Stock Based Incentive Plan, which was previously announced publicly on July 26, 2000. The Company will repurchase shares from time to time at management's discretion.

      Paul C. Green, President, indicated that the Board of Directors approved the repurchase program in view of the current price level of the Company's common stock and the strong capital position of the Company and its subsidiary, Massachusetts Co-operative Bank. Green stated, "The Company continues to demonstrate its commitment to enhance shareholder value. We are successfully implementing a growth strategy, which is leveraging the proceeds from our public offering, and have now implemented repurchase programs to repurchase 10% of the Company's stock. A program to acquire 4% of the Company's shares for the stock-based incentive plan is also in place."

      The Company completed its conversion to a publicly owned stock company on December 21, 1998. On November 15, 2000 the Company's stock price closed at $14.25 per share. At September 30, 2000, the Company had $111.7 million in assets and stockholders' equity of $9.7 million.

      In a separate action, the Board of Directors approved an enhanced strategic plan, which increases the Bank's focus in attracting business customers. The plan includes the Bank's increasing its focus on commercial and multi-family real estate lending. President Paul C. Green stated, "The Bank's increased focus on business accounts and on originating commercial and multi-family loans presents an opportunity to expand the Bank's franchise and diversify its customer mix." In conjunction with this announcement, the Bank will increase its allowance for loan loss to a level that is approximately 0.90% of portfolio loans. The increase will be recorded during the fourth quarter of 2000. The decision to increase the allowance was driven by the anticipated change in the composition of the loan portfolio. Management is comfortable with the risk profile of the current loan portfolio and believes that without this change in focus, no increase would be required.

      Although no positive assurance can be given as to the level of provision for loan loss the Bank will recognize, management expects that the additional provision for loan losses will be approximately $85,000. At September 30, 2000, the Bank's loan portfolio before the loan loss provision totaled $87.5 million.

      This release contains certain forward-looking statements (within the meaning of the Private Securities Litigation Reform Act) which involve risks and uncertainties. The Company cautions readers that a number of important factors could cause results to differ materially from the forward-looking statements. These factors include unforeseen fluctuations in interest rates, market conditions, inflation, adverse changes in government regulations, and economic conditions.

      Massachusetts Fincorp, Inc. is a publicly traded savings and loan holding company and the parent corporation of Massachusetts Co-operative Bank, a Massachusetts stock co-operative bank offering traditional financial products and services. Massachusetts Co-operative Bank conducts business through its headquarters located at 70 Quincy Avenue, Quincy, MA, 02169, and through its branch offices located in Boston and East Milton.